EXHIBIT 99.2

FOR IMMEDIATE RELEASE

RadNet Completes the Previously Announced Re-Pricing of its Senior Secured Term Loan and Raises an Additional $40 Million

LOS ANGELES, California, April 3, 2013 –RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 246 owned and operated outpatient imaging centers, today announced that it completed the previously announced process to re-price its existing senior secured term loan under which, as of the closing of this transaction, RadNet had approximately $348.3 million aggregate principal amount outstanding.

Additionally, as part of this transaction, RadNet raised an additional $40 million under the same senior secured term loan facility (“Incremental Term Loan”). Proceeds from the Incremental Term Loan were used to repay certain amounts outstanding under RadNet’s revolving credit facility and to fund fees and expenses.

Under the terms of the re-pricing, the spread above LIBOR of RadNet’s senior secured term loan has decreased by 1.0%, from 4.25% to 3.25%. Additionally, prior to the re-pricing transaction, the LIBOR rate underlying the senior secured term loan was subject to a floor of 1.25%. Under the terms of the re-pricing, the LIBOR floor has been reduced by 0.25%, to 1.00%.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, noted, “We are appreciative of the support we received from our existing lending group and from several new lenders. This transaction accomplishes two important things for RadNet. First, we project annual interest expense savings of approximately $5.0 million resulting from the lower pricing on our $348.3 million senior secured term loan and from replacing a substantial amount of our outstanding revolver balance with the lower cost senior secured term loan. This decrease in interest expense will have a corresponding positive impact on our earnings and free cash flow.”

Dr. Berger added, “Second, the Incremental Term Loan allowed us to make a substantial repayment of our revolving credit facility balance, affording us substantially more liquidity under our $101 million revolving credit facility. This additional liquidity may be used for the continued growth and expansion of our business, including executing future strategic acquisitions.”

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 246 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,000 employees. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to interest expense savings resulting from the repricing transaction and anticipated use of proceeds. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer